As filed with the Securities and Exchange Commission on April 24, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-A/A

(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Electronic Data Systems Corporation

(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	75‑2548221 (IRS Employer Identification Number)
5400 Legacy Drive, Plano, Texas (Address of principal executive offices)	75024-3199 (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $.01 per share	New York, London

Series A Junior Participating Preferred Stock Purchase Rights	New York

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [  ]

Securities to be registered pursuant to Section 12(g) of the Act:      None

Electronic Data Systems Corporation, a Delaware corporation ("EDS"), hereby amends Item 1 of its Registration Statement on Form 8-A, dated May 29, 1996, by adding the information set forth below under the new caption "First Amendment to Rights Agreement."  EDS also amends Item 2 of such Form 8-A by filing the First Amendment to Rights Agreement as Exhibit 6 hereto.

ITEM 1.     Description of Registrant's Securities to be Registered.

The description of the Common Stock and the Series A Junior Participating Preferred Stock purchase rights (the "Rights") under the caption "EDS Capital Stock" beginning on page 134 in the Solicitation Statement/Prospectus contained in the Registrant's Registration Statement on Form S-4 (Commission File No. 333-02543) filed with the Securities and Exchange Commission is incorporated herein by reference.

FIRST AMENDMENT TO RIGHTS AGREEMENT

EDS and American Stock Transfer & Trust Company, successor to The Bank of New York as Rights Agent (the "Rights Agent"), have entered into the First Amendment to Rights Agreement (the "Amendment") effective as of April 22, 2003. The Amendment amends the Rights Agreement dated as of  March 12, 1996 between EDS and the Rights Agent (the "Rights Agreement") to, among other things, increase from 10% to 15% the maximum percentage of the outstanding Common Stock of EDS that any Person, and such Person's Affiliates and Associates (as such terms are defined in the Rights Agreement), could beneficially own without becoming an "Acquiring Person" under the Rights Agreement. A copy of the Amendment is filed as an exhibit to this Registration Statement and is incorporated herein by reference.

ITEM 2.     Exhibits.

Exhibit No.       Description of Exhibit

1	EDS' Registration Statement on Form S-4 (Commission File No. 333-02543).

2	Restated Certificate of Incorporation of EDS (filed as Exhibit 3(a) to EDS' Current Report on Form 8-K and hereby incorporated by reference).

3	Amended and Restated Bylaws of EDS.

4

Rights Agreement dated as of March 12, 1996 between EDS and The Bank of New York, as initial Rights Agent (filed as Exhibit 4(c) to EDS' Registration Statement on Form S-4, Commission File No. 333-02543, and hereby incorporated by reference).

5	A specimen stock certificate of the Common Stock (previously filed).

6	First Amendment to Rights Agreement between EDS and American Stock Transfer & Trust Company, as successor Rights Agent, dated as of April 22, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                             ELECTRONIC DATA SYSTEMS CORPORATION

April 24, 2003                                                                       By:          /s/ D. Gilbert Friedlander

                                                                                                   D. Gilbert Friedlander, Senior Vice
                                                                                                   President, General Counsel and Secretary